Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces that sanofi-aventis Has Entered into an Option

Agreement for Expanded Access to the Company’s TAP Technology

CAMBRIDGE, MA, December 26, 2006 — ImmunoGen, Inc. (Nasdaq: IMGN) today announced that sanofi-aventis has entered into an option agreement that enables it to gain expanded access to the Company’s Tumor-Activated Prodrug (TAP) technology. Sanofi-aventis currently has rights to use the technology with antibodies to the targets that are included in the existing research collaboration between the companies. Exercise of the option announced today would enable sanofi-aventis to be able to use the technology with antibodies to targets not included in this research collaboration.

“In the past six months, sanofi-aventis has exercised its second and final option to extend the duration of our research collaboration, advanced another compound from this collaboration into the clinic, licensed broader access to our humanization technology, and now taken an option for expanded access to our TAP technology,” commented Mitchel Sayare, Chairman and CEO. “We believe that these actions reflect the significance of our technology, the strength of our intellectual property, and the robustness of our research capabilities.”

In 2003, ImmunoGen and Aventis Pharmaceuticals, Inc. (a predecessor to sanofi-aventis) established a collaboration to discover, develop, and commercialize novel antibody-based anticancer products. As part of that agreement, sanofi-aventis gained exclusive rights to use ImmunoGen’s TAP technology with antibodies to targets included in the collaboration. The duration of the research collaboration has been extended by sanofi-aventis to the maximum length permissible under the 2003 agreement, and now ends on August 31, 2008.

The option agreement announced today provides sanofi-aventis with the right to enter into a multi-target agreement with ImmunoGen prior to or on August 31, 2008 by payment of an agreed-upon option exercise fee. The multi-target agreement would allow sanofi-aventis to evaluate ImmunoGen’s maytansinoid TAP technology with antibodies to targets not included in the research collaboration between the companies — with certain restrictions — and to license the right to use the technology to develop products for such targets on agreed-upon terms. ImmunoGen earned $500,000 with the signing of this option agreement.

About ImmunoGen’s Maytansinoid TAP Technology

ImmunoGen has developed potent cell-killing agents specifically for antibody-directed delivery to cancer cells. These agents (DM1, DM4) are derivatives of the cytotoxic agent, maytansine. The Company also has developed alternative means (“linkers”) of attaching its cell-killing agents to antibodies, enabling the best design to be selected for each antibody and target. ImmunoGen uses its technology with its own antibodies to develop anticancer compounds. The Company also outlicenses its technology to other companies for use with their proprietary antibodies. Currently four TAP compounds — huN901-DM1, huC242-DM4, AVE9633, and trastuzumab-MCC-DM1 — are in clinical testing, with additional TAP compounds expected to advance into the clinic in the next twelve months.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s collaborators — huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-MCC-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor (Johnson & Johnson), Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of collaboration products, as well as the Company’s development of its own products. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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